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                                                                   EXHIBIT 10.18

                FIRST AMENDMENT TO EQUITY OFFICE PROPERTIES TRUST
                 1997 NON-QUALIFIED EMPLOYEE SHARE PURCHASE PLAN
                                FEBRUARY 16, 1999

         WHEREAS, Equity Office Properties Trust ("Equity Office") has adopted the Equity Office Properties Trust 1997 Non-Qualified Employee Share Purchase Plan, as amended and restated effective January 1, 1998 (the "Plan");

         WHEREAS, Equity Office desires to amend the Plan to (1) change the Purchase Period thereunder; (2) make an eligible Trustee's election of additional contributions subject to trading policies established by Equity Office's Chief Legal Counsel; (3) restrict the time during which a Participant may withdraw all or part of the contributions made under the Plan; (4) provide that amounts insufficient for the purchase of a whole Share shall be carried over into the next Purchase Period; and (5) grant to the Compensation and Option Committee the authority to amend or terminate the Plan.

         NOW, THEREFORE, Equity Office hereby amends the Plan, effective February 16, 1999, in the following respects:

         1. Section 2.16 is amended to read as follows:

         "2.16 The term "Purchase Period" shall mean a period set by the Committee. Unless changed by the Committee, each Purchase Period shall begin and end on the business days coinciding with or immediately following these dates:

                  (i)      After January 1, 1998 and before July 1, 1999:

                           January 2 - June 30
                           July 1 - December 31

                  (ii)     Between the period covered by paragraphs (i) and
                           (iii), July 1 - November 30, 1999.

                  (iii)    On or after December 1, 1999:

                           December 1 - May 31
                           June 1 - November 30

         If the above would cause a Purchase Period to begin on the day that its preceding Purchase Period ends, then the succeeding Purchase Period shall begin on the next business day."

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         2. Section 5(b) and Sections (c) are each amended to read as follows:

         "(b)     Additional Contributions by Eligible Trustees. In addition to the contributions made in accordance with paragraph (a) above, a Participant (other than a Participant (a "Restricted Participant") who is then prevented from trading in Shares under an insider trading policy established by the Chief Legal Counsel of Equity Office) who is an eligible Trustee may elect to contribute an additional cash amount to the Plan at any time prior to the close of a Purchase Period. The Participant may contribute such additional cash amount in accordance with procedures established by the Plan Administrator.

         (c) Changes in Contributions and Withdrawals. Except with respect to contributions made under paragraph (b) above, a Participant (other than a Restricted Participant) shall have the right to amend his or her Election Form at any time to reduce or to stop his or her contributions, and such election shall be effective as soon as practicable after the Plan Administrator actually receives such amended Election Form. A Participant (other than a Restricted Participant) also shall have the right at any time on or before ten (10) business days prior to the last day of a Purchase Period to withdraw (without interest) all or any part of the contributions made under paragraphs
         (a) and/or (b) above and credited to his or her Account for such Purchase Period. Any such withdrawal shall be deducted from the Participant's Account as of the date the Plan Administrator receives such amended Election Form, and the actual withdrawal shall be effected by the Plan Administrator as soon as practicable after such date."

         3. Section 6(a) is amended to read as follows:

         "(a)     Automatic Purchase. If a Participant is an Eligible Employee
         or an Eligible Trustee through the end of a Purchase Period, or if a balance was retained for such Eligible Employee or Eligible Trustee in accordance with Section 5(e), the balance that remains credited to his or her Account at the end of such Purchase Period shall automatically be applied to purchase the maximum number of whole Shares at the Purchase Price established for such Purchase Period. Such Shares shall be purchased on behalf of the Participant by operation of this Plan and credited to the Participant's Account. The balance of the Participant's account shall not be used to purchase fractional Shares. Any amounts which are insufficient to purchase a whole Share shall remain in the Participant's Account and shall be applied to purchase Shares in the next Purchase Period."

         4. Section 13 is amended to read as follows:

         "This Plan may be amended by the Board or the Committee from time to time to the extent that the Board or Committee deems necessary or appropriate, and any such amendment shall be subject to the approval of Equity Office's shareholders to the extent such approval is required under the laws of the State of Maryland;

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         provided, however, that no amendment shall be retroactive unless the
         Board or the Committee in its discretion determines that the retroactivity of such amendment is in the best interest of Equity Office or such amendment is required by applicable law to be retroactive. The Board or Committee may also terminate this Plan and any Purchase Period (together with any related contributions) at any time; provided, however, that no such termination shall be retroactive unless the Board or the Committee determines that applicable law requires a retroactive termination."

         IN WITNESS WHEREOF, this Amendment has been executed by the duly authorized officers of Equity Office, this 16th day of February, 1999.

                                    EQUITY OFFICE PROPERTIES TRUST

                                             By: /s/ Stanley M. Stevens
                                                 -------------------------------
                                                 Stanley M. Stevens
                                                 Executive Vice President, Chief
                                                 Legal Counsel and Secretary